                                   EXHIBIT 99A
                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF INCOME
--------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                      Three Months Ended September 30                 Nine Months Ended September 30
(except per share amounts)                 --------------------------------------       -----------------------------------------
                                               1995          1994         Change         1995              1994           Change
--------------------------------------------------------------------------------------------------------------------------------
REVENUES
Net sales                                 $   268,467      $  243,253      + 10%       $  818,251       $  723,876         + 13%
Other income                                    2,272           2,835      - 20%            8,210            9,055         -  9%
                                          -----------      ----------                  ----------       ----------
                                              270,739         246,088      + 10%          826,461          732,931         + 13%

EXPENSES
Cost of sales                                 183,910         165,620      + 11%          558,139          486,362         + 15%
Marketing and administrative                   51,950          47,491      +  9%          154,087          140,665         + 10%
Research and development                       11,931          11,463      +  4%           37,286           34,971         +  7%
Interest                                        5,203           5,136      +  1%           15,562           15,340         +  1%
                                          -----------      ----------                  ----------       ----------

INCOME BEFORE TAXES                            17,745          16,378      +  8%           61,387           55,593         + 10%
Income taxes                                    6,081           5,896      +  3%           21,792           20,013         +  9%
                                          -----------      ----------                  ----------       ----------

INCOME BEFORE MINORITY INTERESTS               11,664          10,482      + 11%           39,595           35,580         + 11%
Minority interests                              2,265           2,068      + 10%            7,776            6,884         + 13%
                                          -----------      ----------                  ----------       ----------

NET INCOME                                $     9,399      $    8,414      + 12%       $   31,819       $   28,696         + 11%
                                          ===========      ==========                  ==========       ==========


NET INCOME PER SHARE                      $       .39      $      .35      + 11%       $     1.31       $     1.18         + 11%
                                          ===========      ==========                  ==========       ==========

DIVIDENDS DECLARED PER SHARE              $       .22      $      .22                  $      .66       $      .66

AVERAGE SHARES OUTSTANDING (000)               24,377          24,346                      24,369           24,344

------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99B

                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------
IN thousands of dollars                                       September 30           December 31           September 30
                                                              ----------------------------------------------------------
(except per share amounts)                                        1995                  1994                   1994
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term securities                                   $ 61,551               $ 55,012            $ 42,426
Accounts receivable, net                                          206,793                168,957             174,345
Inventories
    Materials and supplies                                         61,722                 58,967              61,739
    In process and finished                                       120,456                106,703             104,853
    LIFO reserve                                                  (24,669)               (22,828)            (21,873)
                                                                 --------               --------            --------
                                                                  157,509                142,842             144,719
Prepaid and deferred expenses                                      29,955                 25,842              29,938
                                                                 --------               --------            --------
    Total current assets                                          455,808                392,653             391,428

Property, plant and equipment, at cost, net                       324,751                328,935             324,450
Excess of cost over net assets of
    businesses acquired                                            74,841                 74,034              75,335
Other assets                                                       78,525                 84,987              87,278
                                                                 --------               --------            --------
                                                                 $933,925              $880,609            $878,491
                                                                 ========              ========            ========


LIABILITIES & SHAREHOLDERS' EQUITY
Short-term debt                                                  $  8,917               $  3,806            $  5,299
Current installments of long-term debt                              9,298                  4,071               4,102
Accounts payable                                                   86,992                 82,851              75,851
Accrued liabilities and taxes                                      90,203                 84,884              88,395
Current environmental reserves                                      1,654                  2,660               2,549
Dividends payable                                                   5,363                  5,357               5,356
                                                                 --------               --------            --------
    Total current liabilities                                     202,427                183,629             181,552

Long-term debt                                                    224,017                225,402             229,159
Deferred items                                                     48,261                 47,838              48,317
Long-term environmental reserves                                   15,798                 17,632              18,441
Minority interests                                                 73,186                 62,475              60,501

Shareholders' equity
    Common stock and paid-in capital                               34,635                 34,530              34,549
    Retained earnings                                             344,136                328,401             324,555
    Currency translation effects                                    1,263                 (7,364)             (6,614)
    Treasury stock                                                 (9,798)               (11,934)            (11,969)
                                                                 --------               --------            --------
        Total shareholders' equity                                370,236                343,633             340,521
                                                                 --------               --------            --------
                                                                 $933,925               $880,609            $878,491
                                                                 ========               ========            ========

EQUITY PER SHARE                                                 $  15.19               $  14.11            $  13.99


------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99c

                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------------
                                                       Nine Months Ended September 30
                                                       ------------------------------
In thousands of dollars                                     1995          1994
-------------------------------------------------------------------------------------
OPERATIONS
Net income                                                $ 31,819      $ 28,696
    Noncash items
        Depreciation and amortization                       33,123        31,143
        Income taxes not due                                 3,594         9,566
        Minority interests                                   7,776         6,884
        LIFO inventory charge                                1,841         1,276
        Equity in net income of affiliates                  (1,541)       (2,651)
        Other                                               (1,230)       (1,357)
Operating working capital increase                         (39,507)      (29,353)
                                                          --------      --------
                                                            35,875        44,204
                                                          --------      --------
INVESTMENTS
Property, plant and equipment                              (21,199)      (33,614)
Acquisitions                                                  (424)       (7,980)
Joint ventures                                              (2,942)          429
Notes receivable                                             3,150
Proceeds from exercise of LTI stock options                  2,299           290
Other                                                        1,329        (2,272)
                                                          --------      --------
                                                           (17,787)      (43,147)
                                                          --------      --------
FINANCING
Long-term debt                                                (656)         (675)
Short-term debt, net                                         4,116         5,192
Dividends paid                                             (16,078)      (16,066)
LTI dividends paid to minority interest shareholders        (1,026)       (1,020)
Other                                                         (178)           92
                                                          --------      --------
                                                           (13,822)      (12,477)
                                                          --------      --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM SECURITIES     $  4,266      $(11,420)
                                                          ========      ========


RECONCILIATION OF INCREASE (DECREASE) IN CASH AND
   SHORT-TERM SECURITIES
Cash and short-term securities at beginning of period     $ 55,012      $ 52,746
Cash and short-term securities at end of period             61,551        42,426
                                                          --------      --------
Increase (Decrease) in cash and short-term securities
     per Statement of Financial Position                     6,539       (10,320)
Currency translation effects                                  (139)       (1,100)
Cash included from consolidation of a subsidiary
     which became majority-owned in 1995                    (2,134)
                                                          --------      --------
                                                          $  4,266      $(11,420)
                                                          ========      ========


INTEREST PAID                                             $ 12,568      $ 14,138
                                                          ========      ========

TAXES PAID                                                $ 18,198      $ 10,447
                                                          ========      ========

-------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99d
                                                          THE DEXTER CORPORATION

NET SALES BY MARKET
-----------------------------------------------------------------------------------------------------------------------

                                       Three Months Ended September 30                Nine Months Ended September 30
                                   -------------------------------------          -------------------------------------
In thousands of dollars               1995            1994        Change             1995           1994        Change
-----------------------------------------------------------------------------------------------------------------------
      Aerospace                    $ 10,776        $ 10,750                       $ 34,083        $ 34,322        - 1%
      Automotive(1)                  13,263          13,859        - 4%             45,846          42,518        + 8%
      Electronics                    47,905          42,059        +14%            141,084         120,562        +17%
      Food Packaging                 69,898          67,239        + 4%            214,722         190,007        +13%
      Medical                        90,516          78,194        +16%            272,104         235,838        +15%
      Other                          36,109          31,152        +16%            110,412         100,629        +10%
                                   --------        --------                       --------        --------
      Consolidated                 $268,467        $243,253        +10%           $818,251        $723,876        +13%
                                   ========        ========                       ========        ========

-----------------------------------------------------------------------------------------------------------------------

     (1) Excludes unconsolidated joint venture D & S Plastics International, which had third quarter sales of $22.8 million in 1995 and $19.8 million in 1994. For the nine-month period, D & S Plastics International had unconsolidated sales of $66.5 million in 1995 and $61.2 million in 1994.

                                   Exhibit 99e

                             The Dexter Corporation

                   Notes to Consolidated Financial Statements

Note 1 - In the opinion of company's management, the unaudited financial statements reflect adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods. The notes to the consolidated financial statements including management's discussion in Part 1, Item 2 of this Form 10-Q are incorporated as part of these consolidated financial statements. The year-end condensed balance sheet data was derived from audited financial statements.

Note 2 - Net income per share figures in the consolidated
         Condensed Statement of Income are based on the weighted average number of shares outstanding as indicated for each period. No effect has been given to stock options or restricted stock awards outstanding as no dilutive effect would result from the inclusion of these items.

Note 3 - The following are included as components of Common Stock and Paid-in Capital.

COMMON STOCK & PAID-IN CAPITAL           SEPTEMBER 30,       DECEMBER 31,       SEPTEMBER 30,
(IN THOUSANDS OF DOLLARS)                    1995               1994               1994
------------------------------           -------------       ------------       -------------
Common stock                                $24,984            $24,984            $24,984
Paid-in capital                              12,443             11,979             12,186
Unrealized losses on
  investments (SFAS No. 115)                   (247)            (1,468)            (1,226)
Unearned compensation on
  restricted stock                           (2,545)              (965)            (1,395)
                                            -------            -------            -------
                                            $34,635            $34,530            $34,549
                                            =======            =======            =======

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation

We have reviewed the accompanying condensed statement of financial position of The Dexter Corporation as of September 30, 1995 and 1994, and the related condensed statement of income for the three and nine-month periods ended September 30, 1995 and 1994 and the condensed statement of cash flows for the nine-month periods ended September 30, 1995 and 1994. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position of The Dexter Corporation as of December 31,1994, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated February 2, 1995, we expressed an opinion which included an explanatory paragraph regarding the adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed statement of financial position as of December 31, 1994,is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Springfield, Massachusetts
October 12, 1995